February 27, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the first paragraph of Item 4 included in the Form 8-K dated February 27, 2001 of Docucon, Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP

Copy to:
  Robert W. Schwartz
  President and Chief Executive Officer
  Docucon, Incorporated